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                                                                   EXHIBIT 10.17







                               VISTEON CORPORATION
                               SAVINGS PARITY PLAN

                             Effective July 1, 2000
                     (as amended through December 11, 2002)



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                               VISTEON CORPORATION
                               SAVINGS PARITY PLAN

                  The Visteon Corporation Savings Parity Plan (the "Plan") has been adopted to promote the best interests of Visteon Corporation (the "Company") and the stockholders of the Company by attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its subsidiaries or affiliates and encouraging their continued loyalty, service and counsel to the Company and its subsidiaries or affiliates. The Plan is adopted effective July 1, 2000.


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                    ARTICLE I. DEFINITIONS AND CONSTRUCTION

         Section 1.01. Definitions.

                  The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise:

         (a) Account: The record keeping account maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant's behalf, and may consist of such subaccounts or balances as the Committee may determine to be necessary or appropriate.

         (b) Beneficiary: The person or entity designated by a Participant to be his beneficiary for purposes of this Plan (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee may prescribe). A Participant's designation of Beneficiary shall be valid and in effect only if a properly executed designation, in such form as the Committee shall prescribe, is filed and received by the Committee or its delegate prior to the Participant's death. If a Participant designates his or her spouse as Beneficiary, such designation automatically shall become null and void on the date of the Participant's divorce or legal separation from such spouse. If a valid designation of Beneficiary is not in effect at the time of the Participant's death, the estate of the Participant is deemed to be the sole Beneficiary. If multiple beneficiaries have been designated and one or more of the Beneficiaries predecease the Participant, then upon the Participant's death, payment shall be made exclusively to the surviving Beneficiary or Beneficiaries unless the Participant's designation specifies an alternate method of distribution. Further, in the event that the Committee is uncertain as to the identity of the Participant's Beneficiary, the Committee may deem the estate of the Participant to be the sole Beneficiary. Beneficiary designations shall be in writing (or in such other form as authorized by the Committee for this purpose, which may include on-line designations), shall be filed with the Committee or its delegate, and shall be in such form as the Committee may prescribe for this purpose.

         (c)    Board: The Board of Directors of the Company.




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         (d)    Code: The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

         (e)    Committee: The Organization and Compensation Committee of the
Board.

         (f)    Company: Visteon Corporation, or any successor thereto.

         (g) Employee: A person who is (i) classified by a Participating Employer as a common law employee enrolled on the active employment rolls of the Participating Employer, and (ii) regularly employed by the Participating Employer on a salaried basis (as distinguished from an individual receiving a pension, retirement allowance, severance pay, retainer, commission, fee under a contract or other arrangement, or hourly, piecework or other wage).

         (h) ERISA: The Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.

         (i) Exchange Act: The Securities Exchange Act of 1934, as interpreted by regulations and rules issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include reference to any successor provision thereto.

         (j) Investment Options: The hypothetical investment accounts that the Committee may from time to time establish, which may, but need not, be based upon one or more of the investment options available under the Visteon Investment Plan. The Committee may determine to discontinue any previously established Investment Option, may make an Investment Option available only for reallocations or transfer of Account balances out of it, and may determine the timing for any applicable "sunset" period.

         (k) Limitations: The limitations on benefits and/or contributions imposed on qualified plans by Section 415 and Section 401(a)(17) of the Code.



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         (l)    Matching Contribution Credits: Amounts credited to a
Participant's Account pursuant to Article III.

         (m) Participant: An Employee who satisfies the participation requirements of Section 2.01 and, where the context so requires, a former Employee entitled to receive a benefit hereunder.

         (n) Participating Employer: The Company, Visteon Systems LLC, isteon Global Technologies, Inc., and each other subsidiary a majority of the voting stock of which is owned directly or indirectly by the Company, or a limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company, that with the consent of the Committee, participates in the Plan for the benefit of one or more Participants in its employ.

         (o) Plan: The Visteon Corporation Savings Parity Plan, as amended and in effect from time to time.

         (p)    Visteon Common Stock: The common stock of the Company.

         (q) Visteon Common Stock Fund: The Visteon Common Stock Fund that is an available investment option under the Visteon Investment Plan.

         (r) Visteon Investment Plan: The Visteon Investment Plan, as amended and in effect from time to time.

         (s) Visteon Stock Units: The hypothetical stock units having a value based primarily on the value of Visteon Common Stock. To the extent that a cash dividend would have been payable with respect to the Visteon Stock Units had the units been actual shares of Visteon Common Stock, the amount of the cash dividend shall be converted to Visteon Stock Units and credited to the Participant's Account as such.

         Section 1.02. Construction and Applicable Law.

         (a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the




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plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.

         (b) This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Michigan to the extent such laws are not preempted by federal law. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.



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                           ARTICLE II. PARTICIPATION

         Section 2.01. Eligibility.

         (a) An Employee who participates in the Visteon Investment Plan, has made a Contribution Spillover Election pursuant to Article IV of the Visteon Investment Plan, and whose benefit thereunder is restricted by the Limitations shall be eligible to participate in the Plan; provided, however, that the Committee may restrict eligibility as it deems necessary to ensure that the Plan continues to be maintained for a select group of management or highly compensated employees as that term is used in ERISA.

         (b) Notwithstanding anything is subsection (a) to the contrary, participation in the Plan is limited to United States citizens (whether residing in or outside of the United States) or citizens of another country permanently assigned to and residing in the United States, such that citizens of other countries who are not permanently assigned to the United States, regardless of whether or not they are on the United States payroll, are not eligible to participate in the Plan.

         Section 2.02. Certain Transfers of Employment.

                  If directed by the Committee, a Participant whose employment is transferred to a corporation or other entity (the "Transferee Employer") that is not a Participating Employer, but in which the Company or an affiliate of the Company holds an ownership interest, then until the earliest to occur of (a) the date on which the Participant ceases to be employed by such Transferee Employer,
(b) the date on which the Company or an affiliate of the Company no longer holds an ownership interest in the Transferee Employer, or (c) such other date determined by the Committee, the Participant shall be treated as if he or she were still actively employed by a Participating Employer. The foregoing rule shall apply only for the purpose of determining whether the Participant has terminated employment for purposes of the distribution provisions of Section 4.04; it shall not apply, and the Participant shall not be entitled to receive additional benefits with respect to remuneration attributable to services rendered with the Transferee Employer (other than deemed investment gain or loss in accordance with Section 4.03). The Committee may promulgate such additional rules as may be necessary or desirable in connection with any such transfer of employment.



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                   ARTICLE III. MATCHING CONTRIBUTION CREDITS

         Section 3.01. Matching Contribution Credits.

                  If contributions by or on behalf of a Participant under the Visteon Investment Plan, and the related Company matching contributions under the Visteon Investment Plan, for any plan year beginning on or after July 1, 2000, are restricted in order to comply with the Limitations, there shall be credited to the Participant's Account an amount equal to the difference between
(i) the matching contribution which would have been made under the Visteon Investment Plan based upon the Participant's actual elections under that plan had the Participant's elections been applied without regard to the Limitations, and (ii) the matching contribution actually allocated to the Participant's account under the Visteon Investment Plan for the plan year.


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                ARTICLE IV. ACCOUNTING, HYPOTHETICAL INVESTMENT
                                AND DISTRIBUTION

         Section 4.01. Accounting.

                  A Participant Account balance at any point in time shall be equal to:

         (a) the bookkeeping amount (if any) credited to the Participant as of June 30, 2000 under the Ford Motor Company Benefit Equalization Plan (defined contribution component) and transferred in book entry form to this Plan; plus

         (b) any amounts credited to the Participant's Account on or after July 1, 2000 under the terms of this Plan, plus (or minus)

         (c) increases (or decreases) in value, as the case may be, to reflect deemed investment gain or loss that would have occurred had the Participant's Account been invested in accordance with Sections 4.02 and 4.03 below; minus

         (d)    any withdrawals or distributions from the Account.

         Section 4.02. Hypothetical Investment of Participant Accounts.

         (a) Deemed Investment of Matching Contribution Credits. Subject to a Participant's right to reallocate the deemed investment of his Account in accordance with subsection (b) below, all Matching Contribution Credits under
Section 3.01 (the "Convertible Amount") shall be treated as if they were invested in the Visteon Common Stock Fund. Accordingly, the Convertible Amount shall be converted, for record keeping purposes, into whole and fractional Visteon Stock Units in accordance with the rules applicable to the purchase of units under the Visteon Common Stock Fund. Likewise, any dividends that would have been payable on the Visteon Stock Units credited to a Participant's Account had such Units been actual shares of Visteon Common Stock shall be converted, for record keeping purposes, into whole and fractional Visteon Stock Units in accordance with the rules applicable to the purchase of units under the Visteon Common Stock Fund.



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         (b)    Reallocation of Account. In accordance with rules prescribed by the Committee, each Participant, other than a Participant who is subject to
Section 16 of the Exchange Act, may elect to reallocate his or her Account among the Investment Options. When selecting more than one Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage of his or her Account that is deemed to be invested in each Investment Option after the investment reallocation is given effect. A Participant's reallocation election, once effective, shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with the rules of this subsection. Other than a reallocation of a Participant's Account pursuant to a revised investment election submitted by the Participant, the deemed investment allocation of a Participant will not be adjusted to reflect differences in the relative deemed investment return realized by the various Investment Options that the Participant has designated.

         Section 4.03. Deemed Investment Gain or Loss.

                  On a daily basis or such other basis as the Committee may prescribe, the Account of each Participant will be credited (or charged) based upon the investment gain (or loss) that the Participant would have realized with respect to his or her Account had the Account been invested in accordance with the terms of the Plan and any investment reallocation elections made by the Participant. Unless otherwise determined by the Committee, where an Investment Option is also an available investment option under the Visteon Investment Plan, the methodology for valuing the Investment Option under this Plan and for calculating amounts to be credited or debited or other adjustments to any Account with respect to that Investment Option shall be the same as the methodology used for valuing the corresponding investment option under the Visteon Investment Plan.

         Section 4.04. Distribution.

                  The balance in a Participant's Account shall be paid, in cash, by the Participating Employer to the Participant, or if the Participant is deceased, to the Participant's Beneficiary. Payment shall be made as soon as practicable after the Participant's death, retirement or other termination of employment. The amount of the payment shall be equal to the amount credited to the Participant's Account at the time of distribution as determined under this
Article IV.


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         Section 4.05. Accounts are For Record Keeping Purposes Only.

                  Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of a Participating Employer to fund such benefits. In any event, a Participating Employer may, in its discretion, set aside assets equal to part or all of such account balances and invest such assets in Visteon Common Stock, life insurance or any other investment deemed appropriate. Any such assets shall be and remain the sole property of the Participating Employer, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

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           ARTICLE V. RULES WITH RESPECT TO VISTEON COMMON STOCK AND
                              VISTEON STOCK UNITS

         Section 5.01. Transactions Affecting Visteon Common Stock.

                  In the event of any merger, share exchange, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure of the Company affecting Visteon Common Stock, the Committee may make appropriate equitable adjustments with respect to the Visteon Stock Units (if any) credited to the Account of each Participant, including without limitation, adjusting the number of such Units or the date as of which such units are valued and/or distributed, as the Committee determines is necessary or desirable to prevent the dilution or enlargement of the benefits intended to be provided under the Plan.

         Section 5.02. No Shareholder Rights With Respect to Visteon Stock
Units.

                  Participants shall have no rights as a stockholder pertaining to Visteon Stock Units credited to their Accounts.


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                         ARTICLE VI. GENERAL PROVISIONS

         Section 6.01. Administration.

         (a) Subject to subsection (b) below, the Committee shall administer and interpret the Plan. To the extent necessary to comply with applicable conditions of Rule 16b-3, the Committee shall consist of not less than two members of the Board, each of whom is also a director of the Company and qualifies as a "non-employee director" for purposes of Rule 16b-3. If at any time the Committee shall not be in existence or not be composed of members of the Board who qualify as "non-employee directors", then all determinations affecting Participants who are subject to Section 16 of the Exchange Act shall be made by the full Board, and all determinations affecting other Participants shall be made by the Board or an officer appointed by the Board.

         (b) Subject to such limits as the Committee may from time to time prescribe or such additional or contrary delegations of authority as the Committee may prescribe, the Company's Director of Compensation and Benefits may exercise any of the authority and discretion granted to the Committee hereunder, provided that (i) the Director of Compensation and Benefits shall not be authorized to amend the Plan, (ii) the Director of Compensation and Benefits shall not exercise authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to
Section 16 of the Exchange Act at the time any such delegated authority or responsibility otherwise would be exercised, that relates to the participation in the Plan by the Director of Compensation and Benefits. To the extent that the Director of Compensation and Benefits is authorized to act on behalf of the Committee, any references herein to the Committee shall be also be deemed references to the Director of Compensation and Benefits.

         (c)    The Committee (or where applicable in accordance with subsection
(b) above, the Director of Compensation and Benefits) may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. The Committee (or where applicable in accordance with subsection (b) above, the Director of Compensation and Benefits) shall have the discretionary authority to interpret and construe the Plan, to make benefit determinations under the Plan, and to take all other actions that may be necessary or appropriate


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for the administration of the Plan. Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, its stockholders, the Participating Employers, the directors, officers, and employees of the Company or a Participating Employer, the Plan participants, and their respective successors in interest.

         Section 6.02. Restrictions to Comply with Applicable Law.

                  Notwithstanding any other provision of the Plan, the Company shall have no liability to make any payment under the Plan unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In addition, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act. The Committee shall administer the Plan so that transactions under the Plan will be exempt from Section 16 of the Exchange Act, and shall have the right to restrict or prohibit any transaction to the extent it deems such action necessary or desirable for such exemption to be met.

         Section 6.03. Claims Procedures.

         (a) Claim for Benefits. Any Participant or Beneficiary (hereafter referred to as the "claimant") under this Plan who believes he or she is entitled to benefits under the Plan in an amount greater than the amount received may file, or have his or her duly authorized representative file, a claim with the Committee. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Committee shall consider the claim and answer in writing stating whether the claim is granted or denied. The written decision shall be within 90 days of receipt of the claim by the Committee (or 180 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to commencement of the extension). If the claim is denied in whole or in part, the claimant shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) an explanation of the Plan's appeal procedures set forth in subsection (b) below, (iv) a description of any additional material


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or information which is necessary for the claimant to submit or perfect an appeal of his or her claim, and (v) an explanation of the Participant's or Beneficiary's right to bring suit under ERISA following an adverse determination upon appeal.

         (b) Appeal. If a claimant wishes to appeal the denial of his or her claim, the claimant or his or her duly authorized representative shall file a written notice of appeal to the Committee within 90 days of receiving notice of the claim denial. In order that the Committee may expeditiously decide such an appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments which the appellant desires to submit in support of the appeal. The Committee shall decide the appellant's appeal within 60 days of its receipt of the appeal (or 120 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to the commencement of the extension). The Committee's written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the claimant's right to bring suit for benefits under Section 502(a) of ERISA and the claimant's right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.

         Section 6.04. Participant Rights Unsecured.

         (a) Unsecured Claim. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of a Participating Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant's lifetime only by him or his guardian or legal representative.

         (b) Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual


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obligations that may be created pursuant to the Plan. No obligation of a
Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of a Participating Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Participating Employer and any Participant or Beneficiary, or any other person.

         Section 6.05. Income Tax Withholding.

                  The Company shall withhold from any benefit payment amounts required to be withheld for Federal and State income and other applicable taxes.

         Section 6.06. Amendment or Termination of Plan.

                  There shall be no time limit on the duration of the Plan. However, the Company, by action of the Senior Vice President - Human Resources, may at any time and for any reason, amend or terminate the Plan; provided that the Committee shall have the exclusive amendment authority with respect to any amendment that, if adopted, would increase the benefit payable to the Senior Vice President - Human Resources by more than a de minimis amount. Any Plan amendment or termination may reduce or eliminate a Participant's benefit under the Plan, including, without limitation, an amendment to eliminate future benefit payments for some or all Participants, whether or not in pay status at the time such action is taken.

         Section 6.07. Effect of Inimical Conduct.

                  Anything contained in the Plan notwithstanding, all rights of a Participant under the Plan to receive distribution of all or any part of his or her Account shall cease on and as of the date on which it has been determined by the Committee that such Participant at any time (whether before or subsequent to termination of such Participant's employment) acted in a manner inimical to the best interests of the Company or a subsidiary or affiliate thereof.

         Section 6.08. No Assignment of Benefits.

                  No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment (except for the designation of beneficiaries pursuant




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to subsection (b) of Section 1.01), nor shall such rights or benefits be subject to attachment or legal process for or against a Participant or his or her Beneficiary.

         Section 6.09. Administrative Expenses.

                  Costs of establishing and administering the Plan will be paid by the Participating Employers.

         Section 6.10. Successors and Assigns.

                  This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.


                                 VISTEON CORPORATION



                                 /s/ Robert H. Marcin
                                 -------------------------------------
                                 ROBERT H. MARCIN
                                 SENIOR VICE PRESIDENT-HUMAN RESOURCES



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